Exhibit. 99.1

Postal Realty Trust, Inc. Provides Fourth Quarter and Full Year 2022 Update

-Acquired 320 Properties for $123 Million in 2022
-$150 Million Revolving Credit Facility Undrawn at Year-End
-100% of Debt Outstanding Set to Fixed Rates

CEDARHURST, N.Y., January 11, 2023 --(BUSINESS WIRE)-- Postal Realty Trust, Inc. (NYSE: PSTL) (the “Company”), an internally managed real estate investment trust that owns and manages over 1,650 postal properties leased primarily to the United States Postal Service (the “USPS”), ranging from last-mile post offices to larger industrial facilities, provided an update on its portfolio, collections, acquisitions, and capital markets activity for the fourth quarter and full year of 2022. The Company also provided an update on its balance sheet at year-end 2022.

For the full year 2022, the Company acquired 320 properties for approximately $123 million, excluding closing costs. These properties comprise approximately 869,000 net leasable interior square feet and have a weighted average rental rate of $11.08 per leasable square foot based on rents in place as of December 31, 2022. These acquisitions were completed at a weighted average cap rate of approximately 6.8%.

Andrew Spodek, Chief Executive Officer, stated, “2022 was another year of significant growth at Postal Realty as we added 320 last-mile and flex properties to our portfolio. As we look into the first half of 2023, transaction volume may be lighter than prior quarters as prospective sellers continue to take time to adjust to a dynamic market environment. Importantly, given the significant shift in interest rates over the past year, we have prudently managed our balance sheet by ensuring that 100% of our debt is currently fixed rate, and we have the entirety of our $150 million revolving credit facility undrawn going into 2023. With our industry leadership as the largest owner of postal properties, a strong balance sheet and stable cash flows, we are well-positioned to continue our consolidation of this network of postal assets.”

Fourth Quarter & Year-End 2022 Update

For the fourth quarter of 2022, the Company collected 100% of its rents and acquired 54 properties for approximately $20.2 million, excluding closing costs, comprising approximately 142,000 net leasable interior square feet.

The Company’s owned portfolio was 99.7% occupied by 1,286 properties across 49 states with approximately 5.3 million net leasable interior square feet and a weighted average rental rate of $8.74 per occupied leasable square foot based on rents in place as of December 31, 2022.

During the fourth quarter of 2022, the Company exercised $40 million of term loan accordion and swapped $40 million of the credit facilities through February 2028 by fixing the effective interest rate to 4.95%. At the end of 2022, the entirety of the Company’s debt outstanding was set to fixed rates at a weighted average interest rate of approximately 3.74% and the Company’s $150 million senior unsecured revolving credit facility was completely undrawn.

During the quarter, the Company issued through its at-the-market offering program 523,909 shares of common stock at an average gross sales price of $15.54 per share. In addition, the Company issued 63,629 common units in its operating partnership as part of the consideration for property acquired during the quarter.

As of December 31, 2022, there were 24,322,867 fully diluted shares outstanding (including securities convertible into shares of Class A common stock such as common units and long-term incentive units in the Company’s operating partnership and restricted stock units) and the weighted average fully diluted share count for the fourth quarter of 2022 was 23,990,977 shares.

About Postal Realty Trust, Inc.

Postal Realty Trust, Inc. is an internally managed real estate investment trust that owns and manages over 1,650 postal properties leased primarily to the USPS.

Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements.” Forward-looking statements include statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements, including, among others, statements regarding the Company’s anticipated growth and acquisition activity, are based on the Company’s current expectations and assumptions regarding capital market conditions, its acquisition pipeline, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the USPS’s terminations or non-renewals of leases, changes in demand for postal services delivered by the USPS, the solvency and financial health of the USPS and the Company’s other tenants, competitive, financial market and regulatory conditions, disruption in market, economic and financial conditions as a result of the ongoing COVID-19 pandemic, general real estate market conditions, the Company’s competitive environment and other factors set forth under “Risk Factors” in the Company’s most recent filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Investor Relations and Media Relations
Email: Investorrelations@postalrealtytrust.com
Phone: (516) 232-8900
Source: Postal Realty Trust, Inc.